Exhibit 99.1

                 BreitBurn Energy Partners L.P. Third
  Quarter 2007 Results Benefit from Successful Acquisition Strategy;
                    Adjusted EBITDA Increases 73%


    LOS ANGELES--(BUSINESS WIRE)--Nov. 13, 2007--BreitBurn Energy
Partners L.P. (the "Partnership") (NASDAQ:BBEP), an oil and gas master limited partnership ("MLP"), today announced results for its third quarter 2007.

    Summary of Third Quarter 2007 Results

    Including unrealized losses on derivative instruments of $22.2 million, net loss for the third quarter totaled $7.5 million, or $0.25 per diluted limited partnership unit. The unrealized losses included a $12 million unrealized loss from commodity swaps related to the recently completed Quicksilver acquisition (described below) as well as the impact of higher crude oil futures prices on hedges for future production. Excluding the impact of unrealized losses on derivative instruments, net income for the third quarter of 2007 would have been $14.7 million, or $0.50 per fully diluted unit. In the second quarter of 2007, the net loss was $1.1 million, or $0.04 per diluted limited partnership unit, including unrealized losses on derivative instruments of $8.4 million. Excluding the impact of unrealized losses on derivative instruments in the second quarter of 2007, net income would have been $7.3 million, $0.29 per fully diluted unit.

    Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") totaled $21.2 million, which was $9.0 million higher than the second quarter of 2007, due primarily to higher production volumes from recent acquisitions and higher operating margins. (See "Non-GAAP Financial Measures" and the associated tables for a discussion of management's use of Adjusted EBITDA in this release.)

    On November 1, 2007, we completed the acquisition of assets and equity interests in certain entities from Quicksilver Resources Inc. in exchange for $750 million in cash and 21,347,972 Common Units. We acquired all of Quicksilver's natural gas, oil and midstream assets in Michigan, Indiana and Kentucky. The midstream assets in Michigan, Indiana and Kentucky consist of gathering, transportation, compression and processing assets that transport and process the Partnership's production as well as third party gas.

    Hal Washburn, Co-CEO of BreitBurn, said, "We continued to grow our production as a result of our successful acquisition strategy and the ongoing exploitation of our existing properties. The recently completed Quicksilver acquisition substantially increases our production profile going forward and brings with it a significant number of organic growth opportunities that we did not have before."

    Financial and Operating Results

    Production

    During the third quarter, average daily production increased 22% from the second quarter of 2007 to 7,184 boe per day (boe/d). Aggregate production during the third quarter totaled 661,000 boe, an increase of 125,000 boe from the immediately preceding quarter. This production growth was principally driven by two acquisitions during the second quarter of 2007 that were successfully integrated during the third quarter of 2007. While production during the quarter increased substantially from the prior period, average daily production was lower than anticipated due to continuing mechanical problems with three of our 15 wells in Florida.

    Revenues and Realized Prices

    Excluding the effect of derivatives, our oil, natural gas and natural gas liquid sales were $49.5 million, or $61.37 per boe, in the third quarter of 2007. Including the effects of realized losses on derivative instruments, realized prices were $58.10 per boe. This compared to oil, natural gas and natural gas liquid sales of $32.4 million, or $54.40 per boe, in the second quarter of 2007. Including the effects of realized gains on derivative instruments, realized prices in the second quarter of 2007 were $55.80 per boe.

    Lease Operating Expenses

    Lease operating expenses for the third quarter totaled $13.8 million, or $20.82 per boe, 84 cents per boe higher than the second quarter, and in line with management expectations.

    Depletion, Depreciation and Amortization (DD&A)

    DD&A expense for the third quarter totaled $6.1 million, or $9.30 per boe compared with $4.5 million, or $8.42 per boe, for the second quarter of 2007. The increase in DD&A expenses reflects the three acquisitions completed during the first and second quarters of 2007.

    General and Administrative Expenses (G&A)

    G&A expenses for the third quarter totaled $5.1 million, including $1.5 million of incentive compensation expenses, and were in line with management expectations. During the second quarter of 2007, G&A expenses totaled $6.6 million, including $3.9 million of incentive compensation expenses.

    Interest Expense

    Interest and other financing costs were $521,000 during the third quarter, including approximately $134,000 of interest expense relating to $35 million borrowed during the quarter to fund the deposit made in connection with the Quicksilver acquisition. Funding of the $35 million deposit is reflected in the Partnership's total borrowings of $48 million at September 30, 2007.

    Crude Oil Derivative Instruments

    The Partnership has entered into various derivative instruments to manage exposure to volatility in the market price of crude oil. The Partnership intends to use options (including collars) and fixed price swaps for managing risk relating to commodity prices. In September 2007, in connection with the Quicksilver acquisition, the Partnership entered into certain commodity swaps for crude oil and natural gas that were contingent upon the closing of the acquisition (see the following table). The crude oil contracts settle against NYMEX WTI and the natural gas contracts settle against Natural Gas - Michcon City Gate Inside FERC.



Year     Product       Volume          Terms         Effective Period
======================================================================
2008   Crude Oil    680 Bbl/d    Swaps - $71.56 per January 1 -
                                  Bbl                December 31
------ ------------ ------------ ------------------ ------------------
2009   Crude Oil    680 Bbl/d    Swaps - $71.56 per January 1 -
                                  Bbl                December 31
------ ------------ ------------ ------------------ ------------------
2010   Crude Oil    680 Bbl/d    Swaps - $71.56 per January 1 -
                                  Bbl                December 31
======================================================================
2008   Natural Gas  48,643       Swaps - $8.01 per  January 1 -
                     mmbtu/d      mmbtu              December 31
------ ------------ ------------ ------------------ ------------------
2009   Natural Gas  44,071       Swaps - $8.01 per  January 1 -
                     mmbtu/d      mmbtu              December 31
------ ------------ ------------ ------------------ ------------------
2010   Natural Gas  40,471       Swaps - $8.01 per  January 1 -
                     mmbtu/d      mmbtu              December 31
------ ------------ ------------ ------------------ ------------------
2011   Natural Gas  39,838       Swaps - $8.01 per  January 1 - March
                     mmbtu/d      mmbtu              31
------ ------------ ------------ ------------------ ------------------


    The Partnership also added the following contracts in the third quarter of 2007:



Year    Product     Volume         Terms (a)         Effective Period
======================================================================
2009   Crude Oil  500 Bbl/d  Swap $72.25 per Bbl    April 1 - June 30
------ ---------- ---------- ---------------------- ------------------
                  250 Bbl/d  Swap $72.47 per Bbl    October 1 -
                                                     December 31
------ ---------- ---------- ---------------------- ------------------
                  250 Bbl/d  Participating Swap     January 1 -
                              $62.50 per Bbl (67.3%  December 31
                              participation above
                              $62.50 floor)
------ ---------- ---------- ---------------------- ------------------
                  250 Bbl/d  Participating Swap     October 1 -
                              $60.00 per Bbl (70.0%  December 31
                              participation above
                              $60 floor)
------ ---------- ---------- ---------------------- ------------------
                  500 Bbl/d  Participating Swap     October 1 -
                              $65.00 per Bbl (54.0%  December 31
                              participation above
                              $65 floor)
------ ---------- ---------- ---------------------- ------------------
                  500 Bbl/d  Participating Swap     October 1 -
                              $65.00 per Bbl (50.0%  December 31
                              participation above
                              $65 floor)
======================================================================
2010   Crude Oil  250 Bbl/d  Swap $72.47 per Bbl    January 1 - June
                                                     30
------ ---------- ---------- ---------------------- ------------------
                  250 Bbl/d  Swap $71.58 per Bbl    January 1 - June
                                                     30
------ ---------- ---------- ---------------------- ------------------
                  500 Bbl/d  Participating Swap $65 January 1 - June
                              per Bbl (50.0%         30
                              participation above
                              $65 floor)
------ ---------- ---------- ---------------------- ------------------
                  500 Bbl/d  Swaps - $71.60 per Bbl January 1 - July
                                                     31
------ ---------- ---------- ---------------------- ------------------
                  250 Bbl/d  Participating Swap     January 1 - June
                              $60.00 per Bbl (70.0%  30
                              participation above
                              $60 floor)
------ ---------- ---------- ---------------------- ------------------
                  250 Bbl/d  Participating Swap     January 1 -
                              $62.50 per Bbl (56.2%  December 31
                              participation above
                              $62.50 floor)
======================================================================

(a) A participating swap is a single instrument which combines a swap and a call option with the same strike price.


    Non-GAAP Financial Measures

    This press release, the financial tables and other supplemental information, including the reconciliations of certain non-generally accepted accounting principles ("non-GAAP") measures to their nearest comparable generally accepted accounting principles ("GAAP") measures, may be used periodically by management when discussing the Partnership's financial results with investors and analysts and they are also available on the Partnership's website under the Investor Relations tab.

    Among the non-GAAP financial measures used is "Adjusted EBITDA." This non-GAAP financial measure should not be considered as an alternative to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

    Adjusted EBITDA is presented as management believes it provides additional information and metrics relative to the performance of the Partnership's business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA may not be comparable to a similarly titled measure of other publicly traded partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

    The following tables present reconciliations of the Partnership's consolidated net income and net cash from operating activities to Adjusted EBITDA:





                           Quarter    Quarter   Quarter   Nine Months
                            Ended      Ended     Ended       Ended
                        September 30, June 30, March 31, September 30,
Thousands of dollars        2007        2007     2007        2007

----------------------- ----------------------------------------------
Reconciliation of
 consolidated net
 income to Adjusted
 EBITDA:
Net income                    (7,466)  (1,068)   (4,756)      (13,290)
Unrealized loss on
 derivative instruments       22,212    8,373     9,696        40,281
Depreciation expense           6,145    4,511     3,087        13,743
Interest and other
 financing costs                 521      603       498         1,622
Income tax provision            (249)    (215)      (97)         (561)

----------------------- ----------------------------------------------
Adjusted EBITDA               21,163   12,204     8,428        41,795

======================= ==============================================



                           Quarter    Quarter   Quarter   Nine Months
                            Ended      Ended     Ended       Ended
                        September 30, June 30, March 31, September 30,
Thousands of dollars        2007        2007     2007        2007

----------------------- ----------------------------------------------
Reconciliation of net
 cash from operating
 activities to Adjusted
 EBITDA:
Net cash from operating
 activities                   22,110   13,568    13,421        49,099
Add:
Increase (decrease) in
 assets net of
 liabilities relating
 to operating
 activities                  (22,024)  (6,731)  (15,133)      (43,888)
Unrealized loss on
 derivative instruments       22,212    8,373     9,696        40,281
Cash interest expense            238      844       115         1,197
Equity earnings from
 affiliates, net                  75      (12)      (82)          (19)
Stock based
 compensation, net of
 payments                     (1,470)  (4,072)      183        (5,359)
Other                             22      234       228           484

----------------------- ----------------------------------------------
Adjusted EBITDA               21,163   12,204     8,428        41,795
======================= ==============================================


    Cash Distribution

    On November 14, the Partnership will pay a cash distribution of approximately $29.9 million, or $0.4425 per common unit, to its general partner and common unitholders of record as of the close of business on November 12, 2007. The quarterly distribution to be paid in November 2007 represents an increase of approximately 7.3% over our initial quarterly distribution rate of $0.4125 per unit and approximately 4.7% over the August 2007 distribution rate of $0.4225 per unit.

    As announced on May 25, 2007, management expects to recommend to the Board an additional $0.01 per unit increase effective for the fourth quarter of 2007. If approved by BreitBurn's Board, this increase would raise BreitBurn's distributions per unit to $0.4525 per quarter, or $1.81 on an annualized basis. As announced on September 12, 2007, management expects to recommend a further increase in our annual cash distribution rate to $2.30 for the first quarter of 2008 with an expected rate of $2.50 per unit by the end of 2008. The Board's approval of these recommended increases is subject to review of future operating results including production, commodity prices, operating costs, capital requirements, the performance of the recent acquisition from Quicksilver, and other factors affecting BreitBurn's business.

    Guidance

    BreitBurn intends to issue 2008 guidance before year-end and notes that its earlier guidance issued August 14, 2007 for 2007 was prepared prior to the acquisition from Quicksilver and is no longer current or applicable.

    Conference Call

    As announced on November 7, 2007, BreitBurn Energy Partners L.P. will host an investor conference call to discuss the Partnership's results today at 5 p.m. (Eastern). Investors may access the conference call over the Internet via the Investor Relations tab of the Partnership's website (www.breitburn.com), or via telephone by dialing 888-228-5274 (international callers dial +1-913-312-1498) a few minutes prior to register. Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. In addition, a replay of the call will be available through Tuesday, November 20, by dialing 888-203-1112 (international callers dial +1-719-457-0820) and entering replay PIN 5464596, or by going to the Investor Relations tab of the Partnership's website (www.breitburn.com). BreitBurn Energy Partners L.P. will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

    About BreitBurn Energy Partners L.P.

    BreitBurn Energy Partners L.P. is an independent oil and gas limited partnership focused on the acquisition, exploitation and development of oil and gas properties. BreitBurn's assets consist primarily of producing and non-producing crude oil and natural gas reserves located in the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Permian Basin in West Texas, the Sunniland Trend in Florida, and the Antrim Shale in Michigan and the New Albany Shale in Indiana and Kentucky. Visit BreitBurn online at www.BreitBurn.com

    Cautionary Statement Relevant to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities
Litigation Reform Act of 1995

    This press release contains forward-looking statements relating to BreitBurn's operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimates," "opportunities", "recommends," "will recommend" and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; the competitiveness of alternate energy sources or product substitutes; technological developments; delays in planned or expected drilling and development programs; the future performance of the properties acquired from Quicksilver Resources Inc.; potential disruption or interruption of BreitBurn's net production due to accidents or severe weather; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading "Risk Factors" incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, and the factors to be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 (to be filed tomorrow) and other filings with the Securities and Exchange Commission. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

    BBEP-IR



           BreitBurn Energy Partners L.P. and Subsidiaries
                Consolidated Statements of Operations


                                 Three     Three    Three     Nine
                                 Months    Months   Months    Months
                                 Ended     Ended    Ended     Ended
                                September   June    March    September
Thousands of dollars,              30,       30,      31,       30,
except per unit amounts           2007      2007     2007      2007
------------------------------ ---------- -------- -------- ----------

Revenues and other income
 items:
  Oil, natural gas and natural
   gas liquid sales            $  49,528  $32,413  $21,389  $ 103,330
  Realized gain (loss) on
   derivative instruments         (2,555)     822    3,028      1,295
  Unrealized loss on
   derivative instruments        (22,212)  (8,373)  (9,696)   (40,281)
  Other revenue, net                 130      237      241        608
                               ---------- -------- -------- ----------
  Total revenues and other
   income items                   24,891   25,099   14,962     64,952
Operating costs and expenses:
  Operating costs                 20,775   14,604    8,692     44,071
  Depletion, depreciation and
   amortization                    6,146    4,511    3,087     13,744
  General and administrative
   expenses                        5,057    6,633    7,503     19,193
                               ---------- -------- -------- ----------
  Total operating costs and
   expenses                       31,978   25,748   19,282     77,008

                               ---------- -------- -------- ----------
Operating loss                    (7,087)    (649)  (4,320)   (12,056)
                               ---------- -------- -------- ----------

Interest and other financing
 costs, net                          522      603      498      1,623
Other expenses, net                   71       21       35        127
                               ---------- -------- -------- ----------
  Total other expense                593      624      533      1,750
                               ---------- -------- -------- ----------

Loss before taxes and minority
 interest                         (7,680)  (1,273)  (4,853)   (13,806)
                               ---------- -------- -------- ----------

Income tax benefit                  (250)    (215)     (97)      (562)
Minority interest                     37       10        -         47
                               ---------- -------- -------- ----------

Net loss                       $  (7,467) $(1,068) $(4,756) $ (13,291)
                                                                    -
General Partner's interest in
 net loss                           (114)     (16)     (95)      (225)

                               ---------- -------- -------- ----------
Net loss available to common
 unitholders                   $  (7,353) $(1,052) $(4,661) $ (13,066)
                               ========== ======== ======== ==========

Basic net loss per unit        $   (0.25) $ (0.04) $ (0.21) $   (0.52)
                               ========== ======== ======== ==========
Diluted net loss per unit      $   (0.25) $ (0.04) $ (0.21) $   (0.52)
                               ========== ======== ======== ==========




           BreitBurn Energy Partners L.P. and Subsidiaries
                     Consolidated Balance Sheets


                        September 30, June 30,  March 31, December 31,
Thousands of dollars        2007        2007      2007        2006
----------------------- ------------- --------- --------- ------------
ASSETS
Current assets:
  Cash and cash
   equivalents          $      4,452  $  1,041  $    484  $        93
  Accounts receivable,
   net                        23,540    19,554    11,208       10,356
  Non-hedging
   derivative
   instruments                 1,845         -         -        3,998
  Related party
   receivables                 1,672     2,301     1,403        6,209
  Inventory                    2,294     7,672         -            -
  Prepaid expenses             1,282     2,342       109          215
  Intangibles                  1,140     1,126         -            -
  Other current assets           160       160        85           85
                        ------------- --------- --------- ------------
      Total current
       assets                 36,385    34,196    13,289       20,956
Investments                      160       235       223          142
Property, plant and
 equipment
  Oil and gas
   properties                444,448   436,493   235,732      203,911
  Non-oil and gas
   assets                        890       893       591          569
                        ------------- --------- --------- ------------
                             445,338   437,386   236,323      204,480
  Accumulated depletion
   and depreciation          (31,275)  (25,727)  (21,513)     (18,610)
                        ------------- --------- --------- ------------
    Net property, plant
     and equipment           414,063   411,659   214,810      185,870
Other long-term assets
  Deposit for oil and
   gas properties             35,000         -         -            -
  Intangibles                  1,808     2,144         -            -
  Other long-term
   assets                      4,085       226       251          276

                        ------------- --------- --------- ------------
Total assets            $    491,501  $448,460  $228,573  $   207,244
                        ============= ========= ========= ============
LIABILITIES AND
 PARTNERS' EQUITY
Current liabilities:
  Accounts payable      $      7,007  $  8,091  $  4,124  $     3,308
  Bank overdraft               3,985     1,850       400        2,036
  Non-hedging
   derivative
   instruments                14,132     5,157     1,784            -
  Related party
   payables                    8,750     7,996     5,068        5,913
  Accrued liabilities          9,036     5,763     3,303        2,201
                        ------------- --------- --------- ------------
      Total current
       liabilities            42,910    28,857    14,679       13,458
Long-term debt                48,000    13,500    30,100        1,500
Long-term related party
 payables                      1,640     1,911     1,420          467
Deferred income taxes          3,480     3,763     4,206        4,303
Asset retirement
 obligation                   15,628    15,353    10,717       10,253
Non-hedging derivative
 instruments                  24,051     8,969     3,970           55
Other long-term
 liability                         -       440         -            -
                        ------------- --------- --------- ------------
      Total liabilities      135,709    72,793    65,092       30,036
    Minority interest            534       497         -            -
Partners' equity             355,258   375,170   163,481      177,208

                        ------------- --------- --------- ------------
Total liabilities and
 partners' equity       $    491,501  $448,460  $228,573  $   207,244
                        ============= ========= ========= ============




           BreitBurn Energy Partners L.P. and Subsidiaries
                 Consolidated Statement of Cash Flows



                              Three      Three     Three      Nine
                              Months     Months     Months    Months
                              Ended    Ended June  Ended      Ended
                             September     30,      March    September
                                30,                  31,        30,
Thousands of dollars           2007       2007      2007       2007
--------------------------- ---------- ---------- --------- ----------

Cash flows from operating
 activities
Net loss                     $ (7,467) $  (1,068) $ (4,756) $ (13,291)
Adjustments to reconcile to
 cash flow from operating
 activities:
  Depletion, depreciation
   and amortization             6,145      4,511     3,087     13,744
  Deferred stock based
   compensation                 1,546      4,020     3,546      9,112
  Stock based compensation
   paid                           (76)        52    (3,729)    (3,753)
  Unrealized loss on
   derivative instruments      22,212      8,372     9,696     40,281
  Equity in earnings of
   affiliates, net of
   dividends                       75        (12)      (82)       (18)
  Deferred income tax            (283)      (443)      (97)      (824)
  Minority interest                37         10         -         47
  Other                           110       (233)      320        193
Changes in net assets and
 liabilities:
  Accounts receivable and
   other assets                (6,289)    (7,972)     (901)   (15,162)
  Inventory                     5,377      2,862         -      8,239
  Due to (from) related
   parties                        (30)    (1,717)    4,059      2,312
  Accounts payable and
   other liabilities              753      5,186     2,279      8,219
                            ---------- ---------- --------- ----------
Net cash provided by
 operating activities          22,110     13,568    13,422     49,099
                            ---------- ---------- --------- ----------
Cash flows from investing
 activities
  Capital expenditures         (6,947)    (9,650)   (1,601)   (18,198)
  Property acquisitions       (35,752)  (200,961)  (30,028)  (266,740)
                            ---------- ---------- --------- ----------
   Net cash used by
    investing activities      (42,699)  (210,611)  (31,629)  (284,938)
                            ---------- ---------- --------- ----------
Cash flows from financing
 activities
  Issuance of common units          -    222,000         -    222,000
  Repayments of initial
   distributions by
   predecessor members              -          -       581        581
  Distributions               (12,445)    (9,250)   (8,947)   (30,642)
  Proceeds from the
   issuance of long-term
   debt                        67,000     25,200    51,300    143,500
  Repayments of long-term
   debt                       (32,500)   (41,800)  (22,700)   (97,000)
  Book overdraft                2,135      1,450    (1,636)     1,949
  Long-term debt issuance
   costs                         (190)         -         -       (190)
                            ---------- ---------- --------- ----------
   Net cash provided by
    financing activities       24,000    197,600    18,598    240,198
                            ---------- ---------- --------- ----------
Increase in cash                3,411        557       391      4,359
Cash beginning of period        1,041484        93         93
                            ---------- ---------- --------- ----------
Cash end of period           $  4,452  $   1,041  $    484  $   4,452
                            ========== ========== ========= ==========



    CONTACT: BreitBurn Energy Partners L.P.
             James G. Jackson, 213-225-5900 x273 (Investor Relations) Executive Vice President and Chief Financial Officer or
             Ruder Finn/West
             Pierre Hirsch, 415-692-3060